The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2015

Citigroup Inc.	February , 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0365 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index
Due February     , 2019
Principal at Risk Securities
Overview
▪
The securities offered by this preliminary pricing supplement are unsecured debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of an equally weighted basket consisting of the EURO STOXX 50® Index  and the Russell 2000® Index from the initial basket level to the final basket level.

▪
The securities offer modified exposure to the performance of the basket, with (i) a minimum positive return at maturity if the final basket level is greater than or equal to the initial basket level, (ii) 1-to-1 participation in any appreciation of the basket in excess of that minimum positive return and (iii) a limited buffer against the potential depreciation of the basket.  In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks included in the basket components. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the basket in excess of the 10.00% buffer amount. If the basket depreciates by more than the buffer amount from the initial basket level to the final basket level, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.

▪
In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Basket:	Basket Components	Weighting	Basket Component Starting Level*
	EURO STOXX 50® Index (“SX5E”)	50%
	Russell 2000® Index (“RTY”)	50%
* The basket component starting level of each basket component will be its closing level on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$10 per security
Pricing date:	February , 2015 (expected to be February 20, 2015)
Issue date:	February , 2015 (three business days after the pricing date)
Valuation date:
February     , 2019 (expected to be February 20, 2019), subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component

Maturity date:	February , 2019 (expected to be February 25, 2019)
Payment at maturity:
For each $10 stated principal amount security you hold at maturity:
▪  If the final basket level is greater than or equal to the initial basket level:
$10 + the greater of (i) the fixed return amount and (ii) $10 × the basket percent increase
▪  If the final basket level is less than the initial basket level by an amount equal to or less than the buffer amount:
$10
▪  If the final basket level is less than the initial basket level by more than the buffer amount:
($10 × the basket performance factor) + $1.00
If the final basket level is less than the initial basket level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $10 stated principal amount per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial basket level:	1,000
Final basket level:	1,000 × [1 + (component return of SX5E × 50%) + (component return of RTY × 50%)]
Component return:	For each basket component: (basket component ending level – basket component starting level) / basket component starting level
Basket component ending level:	For each basket component, its closing level on the valuation date
Fixed return amount:	$1.90 per security (19.00% of the stated principal amount). You will receive the fixed return amount only if the final basket level is greater than or equal to the initial basket level.
Buffer amount:	10.00%
Basket percent increase:	The final basket level minus the initial basket level, divided by the initial basket level
Basket performance factor:	The final basket level divided by the initial basket level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17323B802 / US17323B8028
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.25(2)
		$0.05(3)	$9.70
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.475 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this preliminary pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.25 for each $10 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this preliminary pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

  Product Supplement No. EA-02-03 dated November 13, 2013                 Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this preliminary pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this preliminary pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this preliminary pricing supplement. The accompanying underlying supplement contains important disclosures regarding each of the basket components that are not repeated in this preliminary pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this preliminary pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this preliminary pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects one but not both of the basket components, the final basket level will be calculated based on (i) for any unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for any affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component).

Investment Summary

The securities can be used:

▪
As an alternative to direct exposure to the basket that provides a minimum positive return of 19.00% if the basket has appreciated at all as of the valuation date and offers an uncapped 1-to-1 participation in the appreciation of the basket if such appreciation exceeds the fixed return at maturity;

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario; and

▪	To obtain a limited buffer against the potential depreciation of the basket.

If the basket depreciates by more than the buffer amount, the securities are exposed on a 1-to-1 basis to the percentage decline by which that depreciation exceeds the buffer amount.  Accordingly, investors may lose a significant portion of their initial investment in the securities.

Maturity:	Approximately 4 years
Fixed return amount:	$1.90 (19.00% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the securities.
Interest:	None

Key Investment Rationale

This approximately 4-year investment does not pay interest but offers a minimum positive return of 19.00% if the basket appreciates from the initial basket level to the final basket level, an uncapped 1-to-1 participation in the basket appreciation in excess of the fixed return at maturity, and a limited buffer against the potential depreciation of the basket.  However, if the basket has depreciated by more than the buffer amount from the initial basket level to the final basket level, investors will lose 1% for every 1% by which that depreciation exceeds the buffer amount. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of Citigroup Inc.

Upside Scenario:
If the final basket level is greater than or equal to the initial basket level, the payment at maturity for each security will be equal to $10 plus the greater of (i) the fixed return amount and (ii) $10 multiplied by the basket percent increase.

Par Scenario:
If the final basket level is less than the initial basket level by an amount equal to or less than the buffer amount, which means that the basket has depreciated by no more than 10% from its initial basket level, the payment at maturity will be $10 per security.

February 2015	PS-2

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Downside Scenario:
If the final basket level is less than the initial basket level by more than the buffer amount, which means that the basket has depreciated by more than 10% from its initial basket level, you will lose 1% for every 1% by which that depreciation exceeds the buffer amount (e.g., a 50% depreciation in the basket will result in a payment at maturity of $6.00 per security). The minimum payment at maturity is $1.00 per security. Accordingly, investors may lose a significant portion of their initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the securities will not receive any dividends that may be paid on the stocks that are included in either basket component. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

Buffered Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Basket

Your actual payment at maturity per security will depend on the actual final basket level, which will in turn depend on the actual closing level of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.  Hypothetical values in the examples have been rounded for ease of analysis.

February 2015	PS-3

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Example 1—Upside Scenario A. The hypothetical final basket level is 1,050.00 (a 5.00% increase from the initial basket level), which is greater than the initial basket level by less than the fixed return at maturity of 19.00%.

Basket Component	Hypothetical Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
SX5E	3,400.00	3,502.00	3.00%
RTY	1,200.00	1,284.00	7.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (3.00% × 50%) + (7.00% × 50%)] = 1,050.00

Payment at maturity per security = $10 + the greater of (i) the fixed return amount and (ii) $10 × the basket percent increase

= $10 + the greater of (i) $1.90 and (ii) $10 × 5.00%

= $10 + $1.90

= $11.90

Because the hypothetical final basket level is greater than the initial basket level and the fixed return amount is greater than the 5.00% return you would have received based on the performance of the basket, your total return on the securities at maturity in this scenario would equal the $10 stated principal amount per security plus the fixed return amount, or $11.90 per security.

Example 2—Upside Scenario B. The hypothetical final basket level is 1,500.00 (a 50.00% increase from the initial basket level), which is greater than the initial basket level by more than the fixed return at maturity of 19.00%.

Basket Component	Hypothetical Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
SX5E	3,400.00	5,610.00	65.00%
RTY	1,200.00	1,620.00	35.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (65.00% × 50%) + (35.00% × 50%)] = 1,500.00

Payment at maturity per security = $10 + the greater of (i) the fixed return amount and (ii) $10 × the basket percent increase

= $10 + the greater of (i) $1.90 and (ii) $10 × 50.00%

= $10 + $5.00

= $15.00

Because the hypothetical final basket level is greater than the initial basket level and the $5.00 return you would receive based on the performance of the basket is greater than the fixed return amount, your total return on the securities in this scenario would reflect 1-to-1 exposure to the positive performance of the basket.

Example 3—Par Scenario. The hypothetical final basket level is 950.00 (a 5.00% decrease from the initial basket level), which is less than the initial basket level by less than the buffer amount.

Basket Component	Hypothetical Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
SX5E	3,400.00	3,570.00	5.00%
RTY	1,200.00	1,020.00	-15.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (5.00% × 50%) + (-15.00% × 50%)] = 950.00

Payment at maturity per security = $10

Because the hypothetical final basket level is less than the initial basket level in this scenario, but not by more than the 10.00% buffer amount, you would be repaid the stated principal amount of your securities at maturity. In this scenario, even though SX5E appreciated, that appreciation was more than offset by the depreciation of RTY.

Example 4—Downside Scenario. The hypothetical final basket level is 300.00 (a 70.00% decrease from the initial basket level), which is less than the initial basket level by more than the buffer amount.

Basket Component	Hypothetical Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
SX5E	3,400.00	1,190.00	-65.00%
RTY	1,200.00	300.00	-75.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (-65.00% × 50%) + (-75.00% × 50%)] = 300.00

Payment at maturity per security = ($10 × the basket performance factor) + $1.00

= $10 × (300.00 / 1,000.00) + $1.00

February 2015	PS-4

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

= $4.00

Because the hypothetical final basket level is less than the initial basket level by more than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the basket beyond the 10.00% buffer amount.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the basket components contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose up to 90.00% of your investment.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount, and you may lose up to 90% of your investment in the securities.

▪
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Investing in the securities is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the stocks included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing levels of the basket components on a single day.  Because your payment at maturity depends solely on the closing levels of the basket components on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing levels of the basket components throughout the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market

February 2015	PS-5

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation between those basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the basket components and a number of other factors, including the level and volatility of the basket components, the correlation between the basket components, the dividend yields on the stocks included in the basket components, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
The basket components may offset each other.  The performance of one basket component may not correlate with the performance of the other basket component.  If one of the basket components appreciates, the other basket component may not appreciate as much or may even depreciate.  In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the level of the other basket component.

▪
The basket components may be highly correlated in decline.  The performances of the basket components may become highly correlated during periods of declining prices.  This may occur because of events that have broad effects on markets generally or on the markets that the basket components track.  If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket component and, in fact, both basket components may contribute to an overall decline from the initial basket level to the final basket level.

▪
An investment in the securities is not a diversified investment.  The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment.  First, although the basket components differ in important respects, they both track the performance of equity markets, and they may both perform poorly if there is a global downturn in equity

February 2015	PS-6

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

markets. Second, the securities are subject to the credit risk of Citigroup Inc.  No amount of diversification that may be represented by the basket components will offset the risk that we may default on our obligations.

▪
One of the basket components is subject to risks associated with the Eurozone.  The companies whose stocks constitute SX5E are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up SX5E, are impossible to predict. This uncertainty may contribute to significant volatility in SX5E and adverse developments affecting the Eurozone may affect SX5E in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪
The performance of SX5E will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  SX5E is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of SX5E and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, the performance of SX5E as a basket component would underperform an alternative basket component whose performance included that appreciation in addition to the change in the level of SX5E.

▪
One of the basket components is subject to risks associated with small capitalization stocks. The stocks that constitute RTY are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
Our offering of the securities does not constitute a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or either of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components.  These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the basket components and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to either basket component may affect the value of your securities.  STOXX Limited, as publisher of the EURO STOXX 50® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks

February 2015	PS-7

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

included in the applicable basket component or make other methodological changes that could affect the level of the applicable basket component. STOXX Limited or Russell Investment Group may discontinue or suspend calculation or publication of the applicable basket component at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2015	PS-8

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date for these securities.  The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2010 to February 5, 2015, assuming that the basket was created on January 4, 2010 with the same basket components and corresponding weights in the basket and with a level of 1,000 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket January 4, 2010 to February 5, 2015

February 2015	PS-9

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Information About the Basket Components

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on February 5, 2015 was 3,408.96.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 4, 2010 to February 5, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 4, 2010 to February 5, 2015

February 2015	PS-10

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on February 5, 2015 was 1,208.71.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 4, 2010 to February 5, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 4, 2010 to February 5, 2015

February 2015	PS-11

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security.  Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisers collectively a fixed selling concession of $0.25 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from

February 2015	PS-12

Citigroup Inc.
Buffered Jump Securities Based on a Basket Consisting of the EURO STOXX 50® Index and the Russell 2000® Index Due February , 2019 Principal at Risk Securities

this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the basket component ending levels and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this preliminary pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2015	PS-13